FOR IMMEDIATE RELEASE
July 29, 2015

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES SECOND QUARTER 2015 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended June 30, 2015.

“Twenty-five years ago this month, the first Affordable Housing Program grants were made,” said José R. González, president and CEO of the FHLBNY. “In the quarter-century that has followed, our consistent performance has positioned the Federal Home Loan Bank of New York to be a reliable partner for both our members and the communities we all serve. This consistent performance has continued through the first half of 2015 as the Bank has successfully acted on our mission and served our members well.”

Highlights from the second quarter of 2015 include:

•	Net income for the quarter was $75.2 million, a decrease of $1.7 million, or 2.2 percent, from net income of $76.9 million for the second quarter of 2014. Return on average equity (“ROE”) for the quarter was 4.90 percent, compared to ROE of 4.83 percent for the second quarter of 2014.

•	As of June 30, 2015, total assets were $119.6 billion, an increase of $200 million from total assets of $119.4 billion at March 31, 2015. As of June 30, 2015, advances were $91.3 billion, an increase of $2.8 billion, or 3.2 percent, from $88.5 billion at March 31, 2015.

•	As of June 30, 2015, total capital was $6.3 billion, an increase of $200 million, or 3.3 percent, from total capital of $6.1 billion as of March 31, 2015. The FHLBNY’s unrestricted retained earnings increased during the quarter by $4.4 million to $873.4 million as of June 30, 2015. The FHLBNY increased its restricted retained earnings by $15.0 million during the quarter to $252.8 million as of June 30, 2015. At June 30, 2015, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

The FHLBNY currently expects to file its Form 10-Q for the second quarter of 2015 with the U.S. Securities and Exchange Commission on or before August 12, 2015.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. The FHLB of New York currently serves 325 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.